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                                                                        10.03

                                 PHARMACEUTICAL
                               SERVICES AGREEMENT
                               ------------------


         This agreement is made as of August 1, 1996, between Kmart Corporation, whose principal address is 3100 West Big Beaver Road, Troy, Michigan 48084 (hereinafter, "Kmart") and Cardinal Health* (consisting of those corporate entities defined as such on the signature page), whose principal business address is 5555 Glendon Court, Dublin, Ohio 43016 (collectively, "Cardinal Health").


                             BACKGROUND INFORMATION
                             ----------------------

         A. Kmart is engaged in the business of selling consumer products, including prescription pharmaceutical products, at retail locations located throughout the United States.

         B. Cardinal Health is a distributor of pharmaceutical and related health care products to chain and independent drug stores, hospitals, alternate care centers, and other customers located throughout the United States.

         C. On January 28, 1994, Kmart and Whitmire Distribution Corporation (a corporation which was subsequently acquired by Cardinal Health on February 7,
1994) entered into a Merchandise Agreement (the "Current Agreement") pursuant to which Cardinal Health serves as the primary wholesale supplier of pharmaceutical and related products to most of Kmart's stores.

         D. Kmart and Cardinal Health now desire to expand the primary wholesale supply relationship to all of Kmart's stores, including those stores hereafter acquired or opened during the term of this Agreement (the "Stores"), and establish certain advertising, inventory management, repackaging, and joint marketing initiatives with respect to Kmart's pharmacy operations. A complete listing of the existing Kmart Stores is included in the Item D Disclosure Schedule.

                             STATEMENT OF AGREEMENT
                             ----------------------

         Cardinal Health and Kmart (the "Parties") acknowledge the accuracy of the above Background Information and hereby agree as follows:

         Section 1. SUPPLY OF MERCHANDISE. Upon the terms and conditions described in this Agreement, Kmart will: (a) obtain from Cardinal Health pursuant to the consignment provisions contained herein and in the Purchase and Consignment Agreement (as defined below), all prescription pharmaceutical products ("Rx Products"), including all Rx Products purchased from the manufacturer in bulk or larger quantity containers and repackaged for the Stores into smaller quantity containers (the "Repackaged Drug

Products") for sale to customers of the Stores; and (b) at Kmart's option, purchase from Cardinal Health certain non-prescription products ("Non Rx Products") routinely stocked by Cardinal Health and ordered from time-to-time by the Stores, including vials, syringes, insulin, and other over-the-counter merchandise and supplies.


         Cardinal Health will exercise all reasonable efforts to provide each Kmart Store with the following average monthly Service Level per Store, calculated in accordance with the standards and procedures described in the
Section 1 Disclosure Schedule: (a) (i) 96% or better for all Rx Products prior to implementation of an automated replenishment inventory system and (ii) 98% or better for all Rx Products after implementation of an automated replenishment inventory system, and (b) 99% or better for the 200 Rx Product SKU's set forth in the Section 1 Disclosure Schedule, both before and after implementation of an automated replenishment inventory system. The Service Level guaranty will become effective for any new Store 60 days after the opening of such new Store. If the average Cardinal Health Service Level for any Store should fall below the levels set forth above for any 30 calendar day period (despite the reasonable efforts of Cardinal Health), then Kmart will be entitled to payment from Cardinal Health of an amount equal to 0.1% multiplied by the total Rx Products dispensed and paid for by that Kmart Store during the 30 calendar days in which the Service Level was below the specified level. Payment will be made within 10 business days after the end of the effected 30 day period and will constitute Kmart's sole remedy for such failure to meet the Service Level guaranty for that Store. Cardinal Health will provide Kmart with a Service Level report at the end of each month by distribution center (each report to provide a statement of service on a Store-by-Store basis) and upon reasonable demand of Kmart up to 12 company-wide Service Level reports per contract year.


         Section 2. ADVERTISING INITIATIVES.


                    (a) INITIAL ADVERTISING PROGRAM FUNDS. Cardinal Health will deliver payment to Kmart in the dollar amount ("Initial Advertising Program Funds") set forth in the Section 2 Disclosure Schedule within 5 days of the execution of this Agreement. The Initial Advertising Program Funds will be used by Kmart for implementation of an advertising campaign to promote Kmart's pharmacy program. If this Agreement is terminated prior to the fifth anniversary of the Commencement Date other than termination by Kmart for cause pursuant to the procedures outlined in Section 20, then Kmart will promptly refund to Cardinal Health a portion of the Initial Advertising Program Funds on the terms and subject to the conditions described in the Section 2 Disclosure Schedule.


                    (b) SUPPLEMENTAL ADVERTISING SUPPORT. Cardinal Health will also contribute supplemental advertising support (the "Supplemental Advertising Support") for ongoing development of the Kmart pharmacy program. The Supplemental Advertising Support will be paid in such amounts and subject to the conditions and parameters described in the Section 2 Disclosure Schedule based upon incremental increases in the Store's purchase volume in selected markets above certain benchmarks.





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         Section 3. CONSIGNMENT. Effective as of August 1, 1996 (the
"Consignment Effective Date"), Cardinal Health will purchase from Kmart the Rx Products (whether or not previously purchased from Cardinal Health) then held by Kmart as inventory at the Stores (except those Stores located in Puerto Rico), as well as the Repackaged Drug Product repackaged by Prestige Packaging, Inc. for Kmart and located at certain of Cardinal Health's distribution centers, on the Consignment Effective Date on the terms and subject to the conditions described in the purchase and consignment agreement between the Parties having the same date as this Agreement (the "Purchase and Consignment Agreement").

         The purchase price (the "Purchase Price") for the sale and assignment of such purchased inventory (the "Consignment Date Rx Inventory") will be an amount equal to the Agreed Value (as defined below) of the Stores' total merchantable inventory of Rx Products on the Consignment Effective Date, exclusive of any Rx Products with an expiration date prior to the Consignment Effective Date. The amount of any accounts receivable (excluding those subject to reasonable disputes) associated with Rx Products or Non Rx Products based on a reconciliation agreed to by the Parties from Kmart to Cardinal Health on the Consignment Effective Date will be credited against the Purchase Price and reduce the amount actually paid by Cardinal Health to Kmart. The "Agreed Value" of the Consignment Date Rx Inventory will mean the total value thereof determined by a physical count of the Consignment Date Rx Inventory, with each unit of inventory being valued based upon the manufacturer's published wholesale acquisition cost or the Kmart contract cost, as applicable, for such unit as of July 15, 1996 from Cardinal Health, except inventory in those 250 Stores (the "Sample Stores") having Telxon devices with NDC level of inventory capabilities which will be valued based upon the manufacturer's published wholesale acquisition cost or the Kmart contract cost, as applicable, for such unit as of July 31, 1996 (or such other amount applicable to any Specially Priced Merchandise as defined in Section 7 below). The physical count of the Consignment Date Rx Inventory will be conducted by Kmart or its representatives, with the assistance and participation of Cardinal Health. The Purchase Price (less applicable credits as detailed above) will be paid by wire transfer from Cardinal Health to Kmart (pursuant to written wire instructions to be delivered to Cardinal Health by Kmart) no later than the later of: (a) 5 business days following completion of the physical inventory, or (b) the date on which all conditions to Cardinal Health's obligations under the Purchase and Consignment Agreement have been satisfied or waived by Cardinal Health.


     Section 4. TITLE TO CONSIGNED INVENTORY. Prior to and after delivery of consigned inventory to the Kmart Stores under the terms of this Agreement (including Rx Product inventory sold by Kmart to Cardinal Health on the Consignment Effective Date), title to such consigned inventory will be held by RedKey, Inc. until such time as such inventory is dispensed by Kmart and RedKey, Inc. will be the owner of all such consigned inventory until such time as such inventory is dispensed by Kmart.



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         Section 5. DELIVERY/ORDER SUBMISSION PROCEDURES.

                    (a) PRIOR TO CONSIGNMENT EFFECTIVE DATE. Prior to the Consignment Effective Date, each of the Stores will develop and place orders for Rx Products (including Repackaged Drug Products) and, if applicable, Non Rx Products (collectively, "Merchandise") directly with the applicable servicing facility of Cardinal Health. Orders transmitted to Cardinal Health no later than 8:00 p.m. will be delivered no later than 12:00 noon the next business day, Monday thru Friday, or as otherwise established by mutual agreement in writing of the Kmart Pharmacy District Managers and the applicable servicing facility; provided, however, unless otherwise agreed in writing, Cardinal Health shall not require a Store to place orders prior to 7:00 p.m. to receive deliveries by 12:00 noon the next business day. All orders will be electronically transmitted via Telxon or other electronic order entry system reasonably acceptable to Cardinal Health.

                    (b) AFTER CONSIGNMENT EFFECTIVE DATE. After the Consignment Effective Date and prior to such time as the Parties have implemented the Central Inventory Management Program (defined below), replenishment orders for the Rx Products will continue to be initiated by the Stores, consistent with the procedures described in Section 5(a) and subject to the review of Cardinal Health. It is understood and agreed between the Parties that the inventory of Rx Products held at the Stores will be managed at a level designed to achieve an average 11 inventory "turns" determined in accordance with generally accepted accounting principles (the "Inventory Turns Target") during each of the first three contract years of this Agreement. For purpose of this Agreement, inventory turns will be calculated on an aggregate basis each contract year based upon the average daily consigned inventory during such year, compared against sales of consigned inventory during the same period. If for any of the first three contract years, the actual inventory turns achieved is less than the Inventory Turns Target, then Kmart will pay Cardinal Health a service charge of 10% on such excess inventory within 5 business days of Cardinal Health's invoice for same. If for any of the first three contract years, the actual inventory turns achieved is greater than the Inventory Turns Target, then Cardinal Health will pay Kmart an inventory reduction bonus of 10% on such reduction in inventory within 5 business days of Kmart's invoice for same. On or before the third anniversary of the Commencement Date, the Parties will mutually implement a central inventory management program (the "Central Inventory Management Program") pursuant to which Cardinal Health will assume responsibility for managing the ordering process and the consigned pharmacy inventories for the Stores. Once the Central Inventory Management Program has been implemented the Inventory Turns Target will be discontinued, and no further adjustments (other than a pro-rata adjustment through the date of such implementation) will be made by or to either Kmart or Cardinal Health. If the Central Inventory Management Program is not implemented by the third anniversary of the Commencement Date, then the Inventory Turns Target in the fourth and fifth contract years will be 12 (and the related service charge and inventory reduction bonus calculations will continue as described above).

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         All Non Rx Products will continue to be ordered and delivered as set forth in Section 5(a), above, both before and after the Consignment Effective Date, but nothing contained in this Agreement will require Kmart to purchase Non Rx Products from Cardinal Health.

         Section 6. PUERTO RICO. Notwithstanding anything contained in this Agreement to the contrary, all Merchandise to be delivered to Stores located in Puerto Rico will continue to be ordered and delivered as set forth in Section 5(a), above, and paid for as set forth in Section 8(a), below, both before and after the Consignment Effective Date. The purchase price for all Merchandise delivered to Stores located in Puerto Rico will be as described in Section 7 below consistent with the Pricing Matrix (as defined below). Cardinal Health will deliver all Merchandise to Stores located in Puerto Rico FOB Cardinal Health's distribution facility located in New Orleans, Louisiana (or such other facility as may be designated by Cardinal Health). Title to such Merchandise will pass to Kmart upon delivery to Kmart's designated freight forwarder.


         Section 7. PURCHASE PRICE. The purchase price for Rx Products purchased under this Agreement will be an amount equal to Cardinal's Cost less the percentage of Cardinal's Cost shown in the pricing matrix described in the
Section 7 Disclosure Schedule (the "Pricing Matrix"), which amount is net of the prompt payment discount provided in Section 8 of this Agreement. As used herein,
(a) prior to the Consignment Effective Date, the term "Cardinal's Cost" means the manufacturer's published wholesale acquisition cost ("WAC") on the date the Merchandise is ordered by the Stores, and (b) from and after the Consignment Effective Date, the term "Cardinal's Cost" means the manufacturer's published WAC on the date the Rx Products is dispensed by the Stores. Manufacturer off-invoice quantity discounts and promotional allowances made available to Cardinal Health will be included in the Kmart price. Distribution allowances due a retailer and made available to Kmart for product placement in Kmart Stores will be paid directly to Kmart by the applicable vendor or by Cardinal Health should the vendor credit Cardinal Health for Kmart's distribution or placement allowances.

         The purchase price for Non Rx Products purchased under this Agreement will be equal to Cardinal's Cost plus the percentage of Cardinal's Cost shown in the Pricing Matrix. As used herein, the term Cardinal's Cost for Non Rx Products means WAC on the date the Non Rx Products are ordered by the Stores.

         The purchase price for selected Merchandise, including but not limited to Repackaged Drug Products, multisource pharmaceuticals, private label products, medical surgical supplies, home health care/durable medical equipment, contract price items, certain antibiotics, Merchandise acquired from vendors not offering customary cash discount or other terms reasonably acceptable to Cardinal Health, and other slow moving, specialty, and Non Rx Products will not be based upon the cost pricing described in the Pricing Matrix, but will instead be net-billed in accordance with the terms, conditions and special programs established by Cardinal Health (including applicable mark-up) for such Merchandise. Merchandise described in this paragraph is sometimes referred to as "Specially Priced Merchandise".


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         Kmart will maintain a table of the purchase prices (the "Pricing
Table") for Rx Products determined in accordance with the provisions of this
Section 7 and the Section 7 Disclosure Schedule, which table will be updated and supplemented from time to time to reflect actual increases or decreases in the applicable purchase price. All changes to the Pricing Table will be initiated by Cardinal Health, subject to review and verification by Kmart. Changes in the purchase price for any Rx Product will not be effective in the Pricing Table until the actual effective date of the change. Kmart will promptly input into the Pricing Table all valid changes to the applicable purchase prices.

      Section 8.  PAYMENT TERMS.

                  (a) PRIOR TO CONSIGNMENT EFFECTIVE DATE. Prior to the Consignment Effective Date, Cardinal Health will produce and transmit to Kmart on a weekly basis a consolidated statement with line item detail on tape for all Store purchases invoiced by Cardinal Health during the preceding seven days. For purchases invoiced Friday through Thursday, Cardinal Health will issue its statement on the next succeeding Friday and payment of such statement must be received by Cardinal Health no later than noon (Dublin, Ohio time) on the second Monday following such Friday (such second Monday, the "Non Consigned Merchandise Prompt Payment Date") in good funds transferred via ACH electronic funds transfer to such bank account as Cardinal Health may from time to time designate in writing to Kmart or other payment method agreed to by the Parties. Should such second Monday be a bank holiday, payment must be so received by noon (Dublin, Ohio time) on the following Tuesday. (For example, for purchases Friday, May 7 through Thursday, May 13, the statement would be issued Friday, May 14, and payment must be received via ACH electronic funds transfer or other payment method agreed to by the Parties no later than noon (Dublin, Ohio time) on Monday, May 24. If Monday, May 24 is a bank holiday, the payment must be received via ACH electronic funds transfer or other payment method agreed to by the Parties no later than noon (Dublin, Ohio time) on Tuesday, May 25.)

                  (b) AFTER CONSIGNMENT EFFECTIVE DATE. From and after the Consignment Effective Date, the Rx Products will be paid for by Kmart in good and usable funds on the second banking day following the sale or dispensing of Rx Products by the Stores based on the dispensing data received at Kmart's Headquarters from the Stores (such second banking day, the "Consigned Merchandise Prompt Payment Date" and, together with the Non Consigned Merchandise Prompt Payment Date, the "Prompt Payment Date"). In order to facilitate proper accounting and record-keeping, the Parties will establish procedures to document the product movement at the time of delivery.


         Physical inventories will be conducted by Kmart at Kmart's expense, with the participation of Cardinal Health and its representatives, as follows:
(i) as of October 31, 1996, with respect to each of the Sample Stores; (ii) as of each July 31 during the term of the Agreement, with respect to all Stores; and (iii) as of conversion to auto replenishment, with respect to each Store implementing such conversion. Kmart will conduct cycle


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counts on a limited number of items between physical inventories to confirm the integrity of the system, at such times and frequency as may be reasonably approved by the Parties. If consigned product is damaged or lost by casualty or shrinkage (due to theft or other unexplained loss), then Kmart will treat such product as having been sold or dispensed and the Parties will include the amount due to Cardinal Health for such product in calculating any net underpayment or overpayment below.

         Promptly following the end of each contract quarter, the Parties will calculate a reconciliation of the ending consigned inventory. This reconciliation will be determined as a function of beginning consigned inventory, plus net consigned product delivered to the Stores during the reconciliation period, less payments made by Kmart to Cardinal Health during the reconciliation period, and subject to an inflation factor to reflect the agreement of the Parties that Cardinal is entitled to all price inflation on the consigned inventory. For purposes of this calculation, the inflation factor will be calculated comparing the price at the beginning of the period against the price at the end of the period and applying the difference against the dispensing volume per item. This weighted average will be applied against the computed balance of consigned inventory as of the end of the reconciliation period. If a quarterly reconciliation reflects a shortage or overage in the consigned inventory (as compared to the amount of consigned inventory delivered by Cardinal Health but not yet paid for), then such amount will be calculated and carried forward to the following contract quarter. As of the end of each contract year, an aggregate reconciliation for the year will be calculated by Cardinal Health and confirmed by Kmart (netting all quarterly shortages and overages for such contract year), and any net overpayments or underpayments determined to be owed based upon such reconciliation will be paid by/to the applicable Party promptly following completion of such reconciliation.


         All Non Rx Products will continue to be paid for as set forth in
Section 8(a) above both prior to and after the Consignment Effective Date.


                  (c) METHOD OF PAYMENT. All payments for Merchandise will be made by Kmart via ACH electronic funds transfer or other method agreed to by the Parties so as to provide Cardinal Health with good and usable funds on or before the applicable due date as defined below. Kmart will receive a 2% prompt payment cash discount on all payments received by Cardinal Health by the applicable Prompt Payment Date. Cardinal Health retains the right to make appropriate adjustments to the Pricing Matrix, refuse orders, and/or suspend its supply relationship as to all or any part of the orders placed under this Agreement if Kmart fails to make payments to Cardinal Health in accordance with the provisions of this Agreement (other than for any invoice which is disputed in good faith and in a reasonably timely fashion).


         Section 9. REPACKAGED DRUG PRODUCTS. During the term of this Agreement, Cardinal Health will make available to Kmart its full line of Repackaged Drug Products, and Kmart will obtain from Cardinal Health pursuant to the consignment provisions contained herein and in the Purchase and Consignment Agreement all Repackaged Drug Products for the


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Stores. Kmart will participate in Cardinal Health's automatic substitution program to facilitate maximum savings associated with the repackaging program.

         The initial net price list (i.e., net of anticipated Repackaged Drug Product volume discounts) to Kmart for consigned Repackaged Drug Products is included in the Section 9 Disclosure Schedule, which schedule may be adjusted from time to time by Cardinal Health with prior notice to Kmart based upon additions and deletions of repackaged items and changes in Cardinal's Cost for the Rx Products in proportion to such change in Cardinal's Cost (as adjusted from time to time, the "Repackaged Drug Product Price List"). Cardinal Health will pay volume discounts on Kmart's purchases of Repackaged Drug Product as specified in the Section 9 Disclosure Schedule. In no event will Cardinal Health's price (net of discounts) for Repackaged Drug Products to Kmart fail to reflect a price less than Cardinal Health's standard ProfitPak(R) price.


         Section 10. HEALTHTOUCH(R). Cardinal Health will provide to Kmart without additional charge the use of fifty Healthtouch units for a six-month test period commencing as of a date and in Stores mutually selected by the Parties. During the test period, Kmart will not be responsible for any damage to the Healthtouch units from any cause. The purpose of the test period is to determine the revenue-generating potential from advertisements placed on the Healthtouch units located in the Stores. During the test period, the Parties will cooperate with each other to evaluate the advertising revenue and incremental sales potential of the Healthtouch units located in the Stores. If the Parties agree to extend the Healthtouch project following the test period then, as part of such extended program (the "Extended Healthtouch Project"), they will also develop a fee-sharing arrangement designed to provide Kmart with 35% of net profits (i.e., after equipment, in-Store maintenance, repair, monthly service, and paper costs, and other charges) generated from the advertising revenues associated with Healthtouch units placed in the Stores.


         Upon termination of: (a) the test period, if no Expanded Healthtouch Project is initiated; (b) the Expanded Healthtouch Project; or (c) this Agreement for any reason, Kmart will, upon request, promptly make the Healthtouch kiosks available to Cardinal Health for pickup. Kmart will not be responsible for any Healthtouch kiosk not removed by Cardinal Health within 30 days of such termination.


         Section 11. AUTO REPLENISHMENT SYSTEM AND DATA INTERCHANGE. Following the Commencement Date, the Parties will cooperate in the development and installation of an auto replenishment software system for all of the Stores, which software system will satisfy all requirements necessary to timely implement the Central Inventory Management Program in a manner reasonably acceptable to the Parties. Such software system will be mutually selected by Kmart and Cardinal Health. The costs associated with the development and installation of such software system will be shared equally by Kmart and Cardinal Health.


         Both prior to and after installation of the automated replenishment system, Kmart will provide, and Cardinal Health and Kmart will share equally in all costs associated with,

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a mutually agreed upon electronic data communications connection to Cardinal
Health, to support and facilitate a timely exchange of the dispensing data required to support this Agreement (not to include any patient specific data) including but not limited to transmission of daily dispensing data on a daily basis. Both parties will use all reasonable efforts to maintain the availability, security, and privacy of this communications link and the data exchanged. Cardinal Health will provide item catalog and pricing information to Kmart in a mutually agreed upon electronic data interchange format. This item catalog will serve as the source for product cost information used to determine the payment amounts due to Cardinal Health. Kmart will make available to Cardinal Health information necessary to reconcile dispensing activity with the payment made to Cardinal Health. This information will be made available in mutually agreed upon electronic data interchange format.

         Section 12. CARDINALCHOICE-HQ(TM). Cardinal Health will provide at one Kmart location, at no additional cost to Kmart, its CardinalCHOICE-HQ Corporate System software.


         Section 13. ADDITIONAL SERVICES. Cardinal Health will provide, at no additional cost to Kmart, the following additional services to each Store:


                  (a) a Telxon order entry device for use by the Store for the ordering of Merchandise from Cardinal Health (250 stores will receive Telxon devices with special physical inventory capabilities). Cardinal Health will be responsible for maintenance of the Telxon devises resulting from normal use and wear;

                  (b) a hard copy standardized chain-wide merchandise catalogue to be delivered to each Kmart Store 60 days from the Commencement Date and provided to all Kmart Stores on a quarterly basis;

                  (c) product stickers with each item ordered, with color coding within 90 days of the Commencement Date;

                  (d) controlled substance report listing all DEA scheduled pharmaceuticals delivered during the reporting month;

                  (e) touch tone stock check;

                  (f) inventory listing sheets;

                  (g) one set of Mylar shelf labels with capability to sort in store layout sequence listing the Rx Products by either generic or brand name;

                  (h) telephone customer service Monday through Friday (excluding holidays) at all Cardinal Health distribution centers; and

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                  (i) customized reports upon request by Kmart headquarters as agreed from time to time between Kmart and Cardinal Health.


         Section 14. GENERIC ALLIANCE. Cardinal Health is currently establishing an enhanced generic formulary and related automatic substitution program for multisource pharmaceuticals (the "Generic Alliance") with a number of its customers other than Kmart. The Generic Alliance will combine the expertise, experience, and purchasing volume of the respective participants in order to achieve improved pricing and discounts on generic drugs from pharmaceutical suppliers. Kmart agrees to participate in the Generic Alliance (and the Parties will share the savings arising from such program) in the manner outlined in the
Section 14 Disclosure Schedule. Cardinal Health reserves the right to determine which third parties other than Kmart may participate in the Generic Alliance and inclusion of Kmart in the Generic Alliance will not preclude any other customer of Cardinal Health from participating in the Generic Alliance.

         Section 15. JOINT MARKETING INITIATIVES. During the term of this Agreement, the Parties will endeavor to develop other joint marketing initiatives to improve the sales and profitability of the Kmart pharmacy operations, including expansion of market share incentives with branded manufacturers, DUR programs, patient micro marketing programs, autodistribution and rapid stocking for new products, and prescription/OTC companion sales programs. Specific terms of these programs, including applicable gain-sharing allocations, will be set forth in separate program materials to be mutually developed by the Parties.

         To ensure mutual benefits of the Joint Marketing Initiatives, Kmart agrees that, during the term of this Agreement, Kmart will not, directly or indirectly, participate in any similar or competitive programs or initiatives, either independently or with any third party (other than Cardinal Health), except for those specific initiatives listed in the Section 15 Disclosure Schedule with which Kmart is involved as of the Commencement Date. Notwithstanding the foregoing, if Kmart should provide notice (the "Initiative Notice") to Cardinal Health in writing of Kmart's proposed participation in any joint marketing initiative (including a list of the third parties involved and a summary of the terms and conditions of such initiative) prior to such time as Cardinal Health has proposed a similar vendor specific competitive program or initiative to Kmart, then Kmart may participate in such other program or initiative with the vendor specified in the Initiative Notice on the terms and conditions described in the Initiative Notice.


       Section 16. REPLENISHMENT ERRORS/OUTDATES/RETURNS OF NON RX PRODUCTS.

                   (a) NON RX PRODUCTS. The Parties recognize and acknowledge that the arrangements described in this Agreement could result in products ordered in error, mispicks, shortages, etc. and that Non Rx Products may need to be returned to Cardinal Health. Therefore, both prior to and after the implementation of the Central Inventory Management Program, Cardinal Health will accept Non Rx Products (including outdated


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

Non Rx Product, which must be processed via a third party returned goods company) for return from Kmart Stores in accordance with the Cardinal Health Return Goods Policy for Non-Consigned Inventory set forth in the Section 16 Disclosure Schedule and manufacturer return goods policies in effect from time to time during the term of this Agreement.

                  (b) RX PRODUCTS. Consigned Rx Products are owned by an affiliate of Cardinal Health pursuant to this Agreement and the Purchase and Consignment Agreement. In order to assure that the Rx Products located in the Stores comply with applicable requirements concerning expiration dating, the Parties have agreed to procedures pursuant to which consigned Rx Products may be processed back through the Cardinal Health distribution centers. These procedures (the "Pharmacy Procedures") will be separately agreed upon by the Parties. It is understood and agreed that Kmart will be solely responsible (both prior to and following implementation of the Central Inventory Management Program) for all of the following ("Category 1 Products"): (a) any item which has been used or opened, is partially complete, or is without all original packaging, labeling, inserts, or operating manuals; (b) product that is stickered, marked, damaged, or defaced; (c) any sterile or refrigerated merchandise that was not properly stored and protected at all times; and (d) any low stability products which are unusually sensitive to temperature and handling conditions. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Cardinal Health will not be required to process Category 1 Products back through its distribution centers, and Category 1 Products will instead be treated as having been sold or dispensed by Kmart and will be paid for in accordance with the procedures set forth in the last paragraph of this Section 16(b).

         On a contract quarterly basis, Kmart Stores will inspect Rx Products on site and remove those unopened packages which are not anticipated to be used within 3 months (based on previous demand history) and have dating less than 9 months. If Cardinal Health is able to add such Rx Products to its warehouse inventory for sale in the normal course of its business, it will do so. To clarify the foregoing, "in the normal course of its business", the only procedure Cardinal Health performs to add Rx Products back to its warehouse inventory for sale is to transport such products from the loading dock of the applicable Cardinal Health distribution center to the warehouse shelves of such distribution center. It is understood and agreed by the Parties that if stability testing or any other procedure would be required to permit such product to be returned to Cardinal Health's warehouse inventory for sale pursuant to the Prescription Drug Marketing Act of 1987 or other applicable regulatory requirements, then Cardinal Health shall not be required to perform these procedures and shall instead treat such product as Unmerchantable Products under the procedures described below. For Rx Products which Cardinal Health is unable to add to its warehouse inventory in the normal course of its business as described above (the "Unmerchantable Products"), Cardinal Health will arrange for a third party to process such Rx Products directly to the applicable manufacturer, and Cardinal Health will retain all manufacturer credits associated with such Rx Products, net of any third party fees (the "Manufacturer Credits"). Kmart will pay to Cardinal Health a 5% handling fee for any Rx Products processed back through the

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

Cardinal Health distribution centers or to a third party processor (the "Processing Amount") in the manner described below.

         The aggregate purchase price for all Unmerchantable Products processed back through the Cardinal Health distribution centers or to the designated third party processor will be calculated as of the last day of each contract quarter (the "Quarterly Stock Rotation Amount"), subject to verification by both Parties. Kmart will pay Cardinal Health a fee associated with all Unmerchantable Products (the "Stock Rotation Fee") in good and usable funds on or before the 10th business day immediately following completion of the quarterly reconciliation process for each contract quarter as follows:

(A) for all Category 1 Products, both prior to and following implementation of the Central Inventory Management Program, the Processing Amount plus the difference (the "Difference") between (i) the sum of the Quarterly Stock Rotation Amount and (ii) the aggregate amount of the Manufacturer Credits for such Rx Products; and

(B) for all other Unmerchantable Products,

         (i) for periods prior to implementation of the Central Inventory Management Program, the Processing Amount plus (a) for the first $150,000 of the Difference, one-half (1/2) of the Difference and (b) the entire Difference above $150,000; and

         (ii) for periods after implementation of the Central Inventory Management Program, the Processing Amount plus one-half (1/2) of the Difference.

Following termination of this Agreement, the Parties will continue to process any Unmerchantable Products for which processing began prior to termination of the Agreement and Kmart will remit to Cardinal Health any portion of the Stock Rotation Fee attributable to such Unmerchantable Products which has not previously been recovered by Cardinal Health during the term of this Agreement.


         Section 17. RESPONSIBILITY FOR MERCHANDISE/REGULATORY COMPLIANCE. Cardinal Health will deliver all Non Rx Products to the Stores FOB destination, freight prepaid, and Cardinal Health will bear all risk of loss or damage to such Non Rx Products while in transit. Upon and following delivery of Merchandise to the Stores, and whether before or after the Consignment Effective Date and notwithstanding consignment, Kmart will bear all risk of loss or damage to all Merchandise, including without limitation loss or damage resulting from theft or other diversion, fire or other casualty loss.


         Cardinal Health will be responsible for and comply with all applicable federal, state, DEA, and other laws and regulations associated with the distribution of Merchandise, including without limitation special procedures for controlled substances, dangerous drugs, and other prescription drugs (collectively, "Rx Compliance") prior to delivery of Merchandise to the Stores. Notwithstanding consignment, Kmart will be responsible for and comply with all Rx Compliance at all times from and after delivery of

Merchandise to the Stores, including without limitation all Rx Compliance associated with the storage and handling of consigned Rx Products at the Stores and the dispensing of Rx Products to its customers.


         Section 18. INDEMNIFICATION. Each Party will indemnify, defend, and hold the other harmless against and from those claims, liabilities, or expenses (including reasonable attorneys fees) directly attributable to the breach by that Party of its obligations under this Agreement. Notwithstanding the foregoing, neither Party will be liable to the other for any incidental, consequential, punitive or exemplary damages arising in connection with this Agreement, even if each has been advised of the possibility of such damages and without regard to the nature of the claim or the underlying theory or cause of action (whether in contract, tort, or otherwise).

         Section 19. MANUFACTURER STANDARDS. Cardinal Health will stock all Rx Products requested by Kmart for which at least 3 shipping units per month per Cardinal Health distribution facility are purchased by all Cardinal Health customers serviced by each distribution center. Notwithstanding the foregoing, Cardinal Health reserves the right at all times to determine what Merchandise it will stock in its distribution facilities based upon product quality, manufacturer indemnity policies, Kmart's past and future merchandise requirements, and other standards reasonably determined by it, and Cardinal Health may delete from its available inventory Merchandise which fails to comply with these standards. Cardinal Health will exercise all reasonable efforts to provide prior notice to the Stores prior to deleting items previously purchased by those Stores.

         Section 20. TERM. The term of this Agreement will commence as of August 1, 1996 (the "Commencement Date") and will continue thereafter until the fifth anniversary of such date, with the option to extend the term for successive additional periods of one year each upon the mutual written consent of the Parties. Promptly following the termination of this Agreement, Kmart will (a) return to Cardinal Health all order entry devices, and other hardware or equipment provided by Cardinal Health and not purchased and paid for by Kmart and (b) make the Healthtouch kiosks available to Cardinal Health for pickup. Either Party may effect an early termination of this Agreement for cause: (a) by giving written notice to the other Party of the occurrence of a material breach of this Agreement (which notice shall specify the nature of such breach) and the failure of the other Party to cure or commence in good faith the cure of such breach within 60 days of receipt of such notice; or (b) by notifying the other Party of its election to immediately terminate the Agreement following the other Party's involvement as the debtor in any federal or state bankruptcy or insolvency proceeding.

         Notwithstanding the above, either Party reserves the right, at any time from and after the second anniversary of the Commencement Date, to effect an early termination of this Agreement without cause. In order to effect such an early termination, a Party shall be required to give written notice to the other not less than 180 days prior to the effective date of the early termination (which notice may not be initiated by either Party prior to the second anniversary of the Commencement Date). Notwithstanding the foregoing, an early termination by either Party shall not be effective unless the Early Termination Fee as described in the Section 20 Disclosure Schedule is paid on or before the effective date of the termination. In the event either Party shall elect to terminate this Agreement without cause as set forth herein, the other Party will not be entitled to recover any damages or penalty other than the fees expressly provided herein.

         No termination of this Agreement (including at the end of the term as stated above) will be effective until such time as Kmart has paid all amounts owed to Cardinal Health upon such termination, including (if applicable) the Early Termination Fee, the reimbursement of any unamortized portion of the Initial Advertising Program Funds, the payment for all Merchandise previously purchased by Kmart and the payment for, or the delivery back to Cardinal Health of, all Merchandise delivered to or held by Kmart on consignment as described in the Purchase and Consignment Agreement, which amounts will automatically become due and payable on or before the effective date of the termination (unless previously due and payable), whether with or without cause.

         Section 21. TAXES/REPORTING OBLIGATIONS. Kmart will be responsible for any sales, use, excise, gross receipts, or other federal, state, or local taxes or other assessments (other than any tax based solely on the net income of Cardinal Health or the value of the consigned inventory) and related interest and penalties in connection with or arising out of the transactions contemplated by this Agreement. Cardinal Health will be responsible for any personal property or inventory tax on its consigned inventory located at the Stores, and Kmart will be responsible for any personal property or inventory tax on non-consigned inventory located at the Stores. If either Party pays any such amounts which the other Party is obligated to pay under this section, then prompt reimbursement in an amount equal to the amount so paid is required.


         If and to the extent any discounts, credits, rebates, or other purchase incentives are paid or applied by Cardinal Health with respect to Merchandise purchased under this Agreement, then applicable provisions of the Medicare/Medicaid and state health care fraud and abuse/anti-kickback laws (collectively, "fraud and abuse laws") may require disclosure of the applicable price reduction on Kmart's claims or cost reports for reimbursement from governmental or other third parties. Kmart agrees to comply with all applicable provisions of the fraud and abuse laws.


         Section 22. RECORDS AND AUDIT. Each Party will maintain records pertaining to its performance under this Agreement and as required by applicable FDA requirements. Not more than twice in any twelve-month period during the term of this Agreement, any renewal term and for a period of one year following termination, and following 30 days advance written notice to the other Party, each Party will have the right to appoint one or more of its employees and/or its designated independent certified public accountants to review and audit relevant records for the purpose of verifying compliance with the terms of this Agreement. Any such review/audit will be subject to a confidentiality agreement signed by the Party conducting the review/audit and its employee(s) and designated certified public accountants who will have access to the information prior to beginning the review/audit. Any material error(s) discovered by such audit will be submitted to the Party being audited for verification and, if and when determined to constitute a material error, the Party being audited will correct such error within 10 days and also reimburse the Party conducting the review/audit for the reasonable out-of-pocket costs of the audit.

         Section 23. KMART ACQUISITION OF PHARMACIES. The Parties acknowledge that during the term of this Agreement Kmart may purchase independent retail pharmacies (each an "Acquired Pharmacy") and integrate the Acquired Pharmacies into the Kmart Stores. Cardinal Health will (subject to receipt of documentation from Kmart evidencing unencumbered title, in form and content comparable to the Purchase and Consignment Agreement and reasonably acceptable to Cardinal Health) purchase the Rx Products owned by each Acquired Pharmacy promptly following the time of any such acquisition, which Rx Products will become part of the Consigned Inventory and subject to the Purchase and Consignment Agreement. The purchase price for the Rx Products purchased from any Acquired Pharmacy will be an amount equal to Cardinal's Cost less the percentage of Cardinal's Cost specified in the Pricing Matrix (or such other cost applicable to any Specially Priced Merchandise). For purposes of this Section 23, Cardinal's Cost means the manufacturer's published WAC on the date of Cardinal Health's purchase of the Rx Products located at the Acquired Pharmacy. All Rx Products purchased from any Acquired Pharmacy will be dispensed at Kmart Stores; no such Rx Products may be returned to Cardinal Health. Kmart will give Cardinal Health written notice as far in advance as reasonably practicable in the event that Kmart proposes to acquire any Chain Pharmacy (defined below) or any independent pharmacies in excess of a total of 60 per year. In the event Kmart's intends to acquire in excess of 60 pharmacies per year, Cardinal Health may, as to any or all of the inventory held by such pharmacy in excess of 60: (a) decline to purchase such inventory; (b) modify the consignment terms with respect to such inventory; or
(c) purchase such inventory as described above. For purposes of this Agreement, "Chain Pharmacy" means any 10 or more pharmacies having common ownership.

         Section 24. FORCE MAJEURE. Each Party's obligations under this Agreement (exclusive of payment obligations) will be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, product or material shortages, strikes or labor disputes, transportation delays, manufacturer out-of-stock or delivery disruptions, acts of God, seasonal supply disruptions, or other causes beyond the reasonable control of that Party, but only during the duration of such condition.

         Section 25. RELATIONSHIP OF THE PARTIES. The relationship among the Parties is and shall be that of independent contractors. This Agreement does not establish or create a partnership or joint venture among the Parties.

         Section 26. NOTICES. Any notice or other communication required or desired to be given to any Party under this Agreement shall be in writing and shall be deemed given when (a) deposited in the United States mail, first-class postage prepaid, and addressed to that Party at the address for such Party set forth below; (b) the next business day immediately following delivery to Federal Express, Airborne, or any other similar express delivery service for next-day delivery to that Party at that address; or (c) sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth below. Any Party may change its address or facsimile number for notices under this Agreement by giving the other Party notice of such change.


         Notices to Kmart shall be addressed to the following:

                  Kmart Corporation
                  3100 West Big Beaver Road
                  Troy, Michigan 48084
                  Attention: General Counsel

                  Facsimile Number:  810-643-1054

         Notice to Cardinal Health shall be addressed to the following:

                  Cardinal Health
                  5555 Glendon Court
                  Dublin, Ohio 43016
                  Attention:  General Counsel

                  Facsimile Number:  614-717-8919


         Section 27. ENTIRE AGREEMENT. This Agreement, the Disclosure Schedules hereto, the Purchase and Consignment Agreement, the Schedules and Exhibits thereto, and the other agreements and schedules referenced in the foregoing documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, proposals, and understanding between the Parties relative to the subject matter hereof, including without limitation the Current Agreement.

         Section 28. AMENDMENTS. No changes to this Agreement will be made or be binding on any Party unless made in writing and signed by each Party to this Agreement.

         Section 29. WAIVER. Neither Party's failure to enforce any provision of this Agreement will be considered a waiver of any future right to enforce such provision.

         Section 30. SEVERABILITY. The intention of the Parties is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

         Section 31. SUCCESSORS. Neither Party shall have the right to assign this Agreement or any of such Party's rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Cardinal Health may assign and reassign its rights and responsibilities under this Agreement among various subsidiaries of Cardinal Health, Inc. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the Parties.

         Section 32. CONFIDENTIAL TREATMENT OF TERMS. The terms of the various advertising, inventory management, repackaging, joint marketing initiatives, and other programs referred to in this Agreement have been specially designed by Cardinal Health for its supply relationship with Kmart, and may not be publicly disclosed by Kmart or directly or indirectly communicated with any third party without the prior written consent of Cardinal Health.

         Section 33. SOFTWARE PROTECTION. The CardinalCHOICE-HQ and Healthtouch software (collectively, "Cardinal Health Software") being provided to Kmart in connection with this Agreement are and will at all times remain the sole property of Cardinal Health, and are subject to the terms and conditions of the standard user license agreements for such software (copies of which user license agreements have been previously provided to Kmart). Upon termination of this Agreement for any reason, Kmart's license to use the Cardinal Health Software will automatically expire and Kmart will promptly return to Cardinal Health the original and any copies of the Cardinal Health Software.

         Section 34. MANAGED CARE INITIATIVES. The Parties will jointly develop initiatives designed to improve Kmart's access to third party plans, including the development of improved marketing strategies and capabilities material, the development of an expanded provider network, utilization of Cardinal Health's affiliated PBM system, future managed care agreements, etc. Specific terms of these initiatives, including performance-based revenue sharing arrangements, will be set forth in separate program materials to be mutually developed by the Parties.


         Section 35. REPRESENTATIONS AND WARRANTIES.

                     (a) Cardinal Health hereby represents and warrants that
(i) each of its affiliated subsidiaries listed on the signature page hereto is a corporation duly incorporated, validly existing and in good standing under the laws of the state listed as the state of incorporation for that subsidiary on the signature page hereto, (ii) each of its affiliated companies listed on the signature page hereto has the full right, power and legal authority to enter into and perform their respective obligations under this Agreement, (iii) the officer executing this Agreement on behalf of the affiliates listed on the signature page hereto has full corporate power and authority to execute this Agreement on behalf of each of those companies, and (iv) assuming the due authorization, execution and delivery of this

Agreement by Kmart, this Agreement constitutes the legal, valid and binding agreement of each of its affiliated companies listed on the signature page hereto, enforceable against such affiliated companies in accordance with its terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and (y) general principles of equity.

         (b) Kmart hereby represents and warrants that (i) Kmart Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, (ii) it has the full right, power and legal authority to enter into and perform its obligations under this Agreement, (ii) the officer executing this Agreement on behalf of Kmart has full corporate power and authority to execute this Agreement on behalf of Kmart, and (iv) assuming the due authorization, execution and delivery of this Agreement by Cardinal Health, this Agreement constitutes the legal, valid and binding agreement of Kmart, enforceable against Kmart in accordance with its terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and (y) general principles of equity.

Kmart                                                Cardinal Health*

By:__________________________               By:_________________________

Print Name:___________________              Print Name:__________________

Title:_________________________             Title:________________________

*The term "Cardinal Health" shall include the following affiliated companies:
RedKey, Inc., an Ohio corporation (Dublin, Ohio); Cardinal Syracuse, Inc., a New York corporation (Syracuse, New York); Marmac Distributors, Inc., a Connecticut corporation (Hartford, Connecticut); James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); Ohio Valley-Clarksburg, Inc., a Delaware corporation (Wheeling, West Virginia); Chapman Drug Company, a Tennessee corporation (Knoxville, Tennessee); Cardinal Florida, Inc., a Florida corporation (Lakeland, Florida); Cardinal Mississippi, Inc. a Mississippi corporation (Richland, Mississippi); Solomons Company, a Georgia corporation (Savannah, Georgia); Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Humiston-Keeling, Inc., an Illinois corporation (Calumet City, Illinois); Behrens Inc., a Texas corporation (Waco, Texas); National PharmPak Services, Inc., an Ohio corporation (Zanesville, Ohio); Renlar Systems, Inc., a Kentucky corporation (Lexington, Kentucky); Medical Strategies, Inc., a Massachusetts corporation (Dublin, Ohio); Cardinal Health Systems, Inc., an Ohio corporation (Dublin, Ohio) and any other subsidiary of Cardinal Health, Inc., an Ohio corporation ("CHI"), as may be designated by CHI.